Exhibit 10.1

SEVERANCE AGREEMENT AND
GENERAL AND SPECIAL RELEASE

     THIS SEVERANCE AGREEMENT AND GENERAL AND SPECIAL RELEASE (hereinafter “Agreement” or “Release”) is made by and between MERCURY AIR GROUP, INC., (hereinafter referred to as “MERCURY” or “Company”) and Robert Schlax (hereinafter “INDIVIDUAL” OR “SCHLAX”) and is entered into on the date(s) set forth on the execution page hereof.

RECITALS

     This Agreement is made and entered into with reference to the fact that prior to December 9, 2004 INDIVIDUAL was employed by MERCURY. Effective December 9, 2004, (“Effective Date”) INDIVIDUAL’s relationship as an employee of MERCURY was terminated as the result of the hiring of a replacement CFO. It is now the mutual desire of INDIVIDUAL and Company to settle and resolve any, and all, disputes and differences between the parties relating to INDIVIDUAL’s employment with the Company and termination thereof and as hereinafter set forth, and INDIVIDUAL desires to provide Company with a full and final release and for the Company to provide INDIVIDUAL with full and final release.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties do hereby mutually covenant, declare and agree as follows:

     1. Employment Status. INDIVIDUAL and MERCURY acknowledge that INDIVIDUAL has been finally and fully released and discharged as an employee of MERCURY , and from any and all offices held with the Company or any of its subsidiaries and affiliates, effective as of the EFFECTIVE DATE. MERCURY acknowledges that SCHLAX’s termination of employment from the Company was at the convenience of the Company and without cause. INDIVIDUAL acknowledges that he retains no rights to further employment with MERCURY and/or any of its subsidiaries and MERCURY acknowledges that it retains no rights to further employment of INDIVIDUAL.

     2. Payment. INDIVIDUAL and Company acknowledge and agree that:

a. No later than the eighth day, or the first regular business day after the eighth day if such eighth day falls on a weekend or holiday, after the signing of this Agreement as set out herein INDIVIDUAL will be entitled, pursuant to the Employment Agreement dated as of May 17, 2002 between the INDIVIDUAL and the Company (the “Employment Agreement”), to a lump sum payment of $ 95,000 (the “Severance Payment”) subject to all applicable taxes and withholdings;

b.	Pursuant to the terms of the 2002 Stock Purchase Plan (the “Plan”) INDIVIDUAL is vested in two years or 20% of the stock granted under the Plan. As additional consideration for the signing of this Agreement Mercury will vest INDIVIDUAL in an additional year or a total of 30% of the stock granted under the Plan for a total of 3,750 shares. INDIVIDUAL will have the Company purchase the 3,750 shares of common stock of Mercury Air Group, Inc. from INDIVIDUAL at the market value as of the close of business on December 9, 2004. The parties stipulate and agree that the closing price per share of common stock on December 9, 2004 was $4.90 for a total of $18,375 payable at the same time as the Severance Payment. MERCURY and SCHLAX acknowledge that, in accordance with the terms of the Plan, the remaining outstanding unamortized loan balance for the purchase of the shares under the plan is forgiven in full and, except with respect to the 3,750 shares of MERCURY common stock specifically referred to above, SCHLAX hereby relinquishes and releases any right, title and interest he may have in and to any shares of MERCURY common stock purchased pursuant to the Plan and MERCURY acknowledges that there are no additional claims or amounts due from SCHLAX pursuant to the Plan.

c.	As further additional consideration for the signing of this Agreement, MERCURY will:

i.	Provide medical and dental coverage in the MERCURY group plan(s) for SCHLAX and his eligible dependents, as in effect for SCHLAX and his dependants as of the EFFECTIVE DATE, with MERCURY paying the full cost of the premium(s) through December 31, 2005 or until SCHLAX is covered under another group medical plan, whichever comes first;

ii.	Provide Executive Medical coverage in the MERCURY Executive Medical Plan for SCHLAX and his eligible dependents, as in effect for SCHLAX as of the EFFECTIVE DATE, with MERCURY paying the full cost of the Executive Medical Plan for SCHLAX through December 31, 2005 or until he is covered under another group medical plan, whichever comes first;

iii.	Provide SCHLAX with outplacement counseling through a firm mutually acceptable to both parties with MERCURY responsible for all costs, up to a maximum of $5,000; and

iv.	Remit to SCHLAX, in addition to all other payments and considerations made or to be made by MERCURY in accordance with this Item 2, an additional Severance Payment, subject to all applicable taxes and withholdings in the amount of $47,500.

d.	MERCURY agrees to pay to INDIVIDUAL and INDIVIDUAL agrees to accept said Severance Payment and the other payments and considerations made or to be made pursuant to Items 2.a. through 2.c. above in full and complete settlement of any and all amounts which may be due and/or claimed by him relating to, arising out of, or connected in any manner with his employment with the Company including pursuant to the Employment Agreement, and/or termination thereof, and specifically with respect to the “Severance Payment” in consideration for the covenants, settlement and releases provided for in this Agreement.

e.	MERCURY agrees that upon execution of this AGREEMENT by MERCURY and SCHLAX that promises and covenants made by SCHLAX are in full and complete settlement of any and all amounts which may be due and/or claimed by MERCURY relating to, arising out of, or connected in any manner with the employment of SCHLAX by the Company, the Employment Contract, the Plan and/or the termination of his employment with the Company.

     3. Confidentiality.

The parties understand and agree that this document will be timely filed after execution with the Securities and Exchange Commission (“SEC”).

     4. Representations and Warranties of INDIVIDUAL. INDIVIDUAL represents and warrants, to induce MERCURY to enter this Agreement, each of the following matters:

a.	Prior to or concurrent with the execution of this Agreement, he has delivered to MERCURY all property belonging to MERCURY, including without limitation, credit cards, all keys, notes, memorandum, writings, files, lists, reports, correspondence, tapes, discs, charts, survey, logs, machines, technical data or any other tangible product or document which has been produced by, received by, or otherwise conveyed to him during his employment with MERCURY.

b.	INDIVIDUAL represents and warrants to the Company, that to the best of INDIVIDUAL’s knowledge, all statements contained in any of MERCURY’s public filings, certificates, or reports which were signed and attested to by SCHLAX were true and correct, in all material respects, at the time that the public filings, certificates or reports were signed and attested to by SCHLAX.

     5. Representations and Warranties of MERCURY. MERCURY represents and warrants, to induce INDIVIDUAL to enter into this Agreement, each of the following matters:

a.	The termination of SCHLAX’s employment with the Company was at the convenience of the Company and the termination of employment was without cause.

     6. Non Interference.

a. INDIVIDUAL agrees that, unless compelled by legal process, he will not aid or encourage any current, former or future employee of the Company in connection with the pursuit of any claim or dispute against the Company. INDIVIDUAL further agrees that, unless expressly requested in writing to do so by the Company, INDIVIDUAL will not voluntarily involve himself in any way with respect to any claim or dispute by any current, former or future employee, officer or director of the Company, or by any other third party, against the Company. The provisions of this Paragraph shall be continuing.

b. MERCURY agrees that, unless compelled by legal process, MERCURY and any of its officers and directors will not aid or encourage any current, former or future employee of the Company in connection with the pursuit of any claim or dispute against INDIVIDUAL. MERCURY further agrees that, unless expressly requested in writing to do so by SCHLAX, MERCURY will not voluntarily involve the Company in any way with respect to any claim or dispute by any employee, officer or director of the Company, or by any other third party, against SCHLAX. The provisions of this Paragraph shall be continuing.

     7. INDIVIDUAL Covenants.

a. Unauthorized Disclosure. INDIVIDUAL agrees that he will keep confidential and not divulge or disclose, either directly or indirectly, to any third party, without the prior written consent of the Company for a period of three years, any non-public information relating to the confidential affairs of the Company, including but not limited to technical information, business and marketing plans, strategies, customer information, other information concerning the Company’s products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential, proprietary or in the nature of trade secrets. This confidentiality covenant has no temporal, geographical or territorial restriction.

b. Non-solicitation. Prior to December 31, 2005 INDIVIDUAL shall not interfere with the Company’s relationship with, or endeavor to entice away from the Company, any person while under the employment of MERCURY who at anytime during the term of SCHLAX’s employment by the Company was an employee of the Company or otherwise had a material business relationship with the Company.

c. Survival. The provisions of Paragraph 4.b. above shall be continuing, and the existence of any claim or cause of action by INDIVIDUAL against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to action by the Company for damages as a result of a breach of the representations and warranties of this Paragraph.

     8. Release.

     a. Subject to, and in consideration of the payments made or to be made pursuant to Paragraph 2 above, including without limitation thereto, the Severance Payment made or to be made by MERCURY to INDIVIDUAL pursuant to Paragraph 2 above, INDIVIDUAL voluntarily, knowingly and willingly, hereby releases and absolutely and forever discharges MERCURY and its former and current employees, officers, directors, shareholders, agents and attorneys, subsidiaries, affiliates, and all of them, from any and all claims, debts, liabilities, compensation, losses, demands, damages, accounts, reckonings, obligations, costs, attorney’s fees, expenses, liens, actions and causes of action of every kind and nature, character and description, whether now known or unknown, suspected or unsuspected, including, without limitation, any claims under the Age Discrimination in Employment Act as amended to date (“ADEA”), whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental agency or forum, including the Workers’ Compensation Appeals Board, which INDIVIDUAL now has, owns or holds, or which he has heretofore had, owned or held based upon, or related to, any event, act or omission occurring prior to the date hereof including, without limitation, any act or occurrence arising out of or in any way related to his employment with MERCURY, or his termination therefrom.

     b. Subject to, and in consideration of the covenants, representations and warranties

made herein and the execution of this AGREEMENT by INDIVIDUAL and MERCURY      , MERCURY voluntarily, knowingly and willingly, hereby releases and absolutely and forever discharges INDIVIDUAL from any and all claims, debts, liabilities, losses, demands, damages, accounts, reckonings, obligations, costs, attorney’s fees, expenses, liens, actions and causes of action of every kind and nature, character and description, whether now known or unknown, suspected or unsuspected.

     c. INDIVIDUAL releases all disputes relating to or arising out of any California, municipal, or federal statute, ordinance, regulation, order, or common law, including, but not limited to, the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 624 et seq.; as amended by the Older Worker’s Benefit Protection At 29 U.S.C. §§ 621 et seq. (“ADEA Waiver”); the Fair Labor Standards Act of 1939, as amended, 29 U.S.C. §§ 201 et seq.; the Orders of the California Industrial Welfare Commission regulating wages, hours and working conditions; the California Fair Employment & Housing Act, as amended, Cal. Govt. Code §§ 900 et seq.; the California Civil Rights Act, as amended, Cal. Civ. Code §§ 51 et seq.; each and every provision of the California Labor Code; Article 1 of the California Constitution; and any claim whatsoever based on contract, quasi-contract, implied contract, tort, wrongful or constructive discharge, breach of the covenant of good faith and fair dealing, defamation, libel, slander, infliction of emotional distress, assault, battery, discrimination on any basis prohibited by statute or public policy, negligence or any interference with business opportunity or with contract.

     d. Without limiting the foregoing, INDIVIDUAL further agrees that the payments and other considerations made or to be made by MERCURY to INDIVIDUAL pursuant to Item 2 above, is all the consideration that he is ever to receive from MERCURY for the release of any and all claims, actions, causes of action, damages, demands, accounts, reckonings, liens, liabilities, promises, debts, compensation, losses, obligations, costs or expenses of any nature whatsoever arising prior to and including through the EXECUTION DATE.

     e. Without limiting the foregoing, MERCURY further agrees that the promises, representations, warranties and other consideration, made or to be made by INDIVIDUAL in this Agreement is all the consideration that the Company is ever to receive from INDIVIDUAL for the release of any and all claims, actions, causes of action, damages, demands, accounts, reckonings, liens, liabilities, promises, debts, compensation, losses, obligations, costs or expenses of any nature whatsoever arising prior to and including through the EXECUTION DATE.

     9. No Assignment. INDIVIDUAL represents and warrants that he has not heretofore assigned or transferred or purported to assign or transfer to any person or entity not a signatory to this Agreement any claim or matter herein released, disclaimed, discharged or terminated. In the event of any such assignment or transfer of any claims or other matters herein released, discharged, terminated or disclaimed herein, INDIVIDUAL agrees to indemnify and hold harmless MERCURY from and against any liability or loss, and for any cost (including reasonable attorneys’ fees), expense or judgment or settlement arising out of or occasioned by, or arising in connection with any such assignment or transfer.

     10. Binding Agreement. This Agreement, together with the release herein contained, shall be binding upon (and inure to the benefit of) the heirs, executors, administrators, personal representatives, assigns, and other successors in interest of the respective parties hereto.

     11. Section 1542. INDIVIDUAL and MERCURY acknowledge that either one or both parties may learn of circumstances bearing upon the things and items released by this Agreement, but it is INDIVIDUAL’s and MERCURY’s intention, by doing the acts called for by this Agreement, that this Agreement shall be effective as a full and final accord and satisfaction and release of each and every thing and item released herein, whether known or unknown. In furtherance of this intention, INDIVIDUAL and MERCURY acknowledge that both parties are familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     INDIVIDUAL and MERCURY hereby waive and release any right or benefit which either party has or may have under Section 1542 of the Civil Code of the State of California.

     12. Entire Understanding. INDIVIDUAL and MERCURY agree that this Agreement constitutes the entire understanding between them, and each of them, with reference to the subject matter of this Agreement and all prior negotiations and understandings, verbal or written, between INDIVIDUAL and MERCURY, relating to the items and things referred to in this Agreement have been merged herein or voided.

     13. No Representations. INDIVIDUAL and MERCURY and each of them, acknowledge that the other has made no promise, representation or warranty whatever, express or implied, not contained herein pertaining to the subject matter hereof, to induce them, or any of them, to execute this Agreement, and acknowledge that they, and each of them, have not executed this Agreement in reliance on any such promise, representation or warranty not contained herein. This Agreement may not in any way be changed or terminated orally.

     14. Severability. The parties hereto, and each of them, agree that if any paragraph, section, sentence, clause or phrase contained in this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining paragraphs, sections, sentences, clauses or phrases contained in this Agreement shall not be affected thereby.

     15. Headings. The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

     16.  Remedies and Attorney’s Fees.

     a. INDIVIDUAL agrees that any breach of the terms of Paragraphs 4, 6 or 7 hereof would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; INDIVIDUAL therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by INDIVIDUAL and/or any and all persons and/or entities acting for and/or with INDIVIDUAL, without having to prove damages, and to all costs and expenses, including reasonable attorneys’ fees and costs, in addition to any other remedies to which the Company may be entitled at law or in equity, including reasonable attorneys’ fees and costs. The terms of this Paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from INDIVIDUAL.

     b. MERCURY agrees that any breach of the terms of Paragraphs 5 or 6 hereof would result in irreparable injury and damage to the INDIVIDUAL for which the INDIVIDUAL would have no adequate remedy at law; MERCURY therefore also agrees that in the event of said breach or any threat of breach, the INDIVIDUAL shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by MERCURY and/or any and all persons and/or entities acting for and/or with MERCURY, without having to prove damages, and to all costs and expenses, including reasonable attorneys’ fees and costs, in addition to any other remedies to which the INDIVIDUAL may be entitled at law or in equity. The terms of this Paragraph shall not prevent the INDIVIDUAL from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from MERCURY.

     c. INDIVIDUAL and Mercury Air Group, Inc. agree as to any other action or proceeding regarding this Agreement that INDIVIDUAL and MERCURY shall be subject to and abide by the Arbitration and Mediation Agreement signed by INDIVIDUAL on the July 23, 2003. In any action between MERCURY and INDIVIDUAL for a breach of this Agreement, or to enforce the terms of this Agreement, the prevailing party in such action may be awarded its reasonable costs and expenses, not limited to taxable costs, and reasonable attorney’s fees by the mediator or arbitrator.

     17. VOLUNTARY AGREEMENT. INDIVIDUAL FURTHER STATES THAT He HAS CAREFULLY READ THIS AGREEMENT, THAT HE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, THAT HE HAS BEEN INFORMED THAT HE HAD THE RIGHT TO HAVE IT REVIEWED AND EXPLAINED BY HIS OWN ATTORNEY BEFORE EXECUTION, THAT THE ONLY PROMISES MADE TO HIM TO SIGN THE AGREEMENT ARE THOSE STATED ABOVE, AND THAT HE IS SIGNING THIS AGREEMENT VOLUNTARILY AND KNOWINGLY.

Initial here:
Robert Schlax

     18. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if personally delivered, when so delivered, (ii) if mailed, three (3) business days after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address set forth below or (iii) if given by telex or telecopier, when such notice or other communication is transmitted through the telex or telecopier number specified below and the appropriate answer back or telephonic confirmation is received:

          If to MERCURY :
                    MERCURY AIR GROUP, INC.
                    5456 McConnell Ave.

                    Los Angeles, California 90066
                    Attention: Chief Executive Officer
                    Telecopier Number: (310) 827-0650

          with a copy to

                    General Counsel
                    MERCURY AIR GROUP, INC.
                    5456 McConnell Ave.
                    Los Angeles, California 90066
                    Telecopier Number: (310) 827-0650

          If to INDIVIDUAL:

                    Robert Schlax
                    15 Windham Lane
                    Laguna Niguel, CA 92677
                    Fax Number: (949) 443-4241

     Any party may change the address to which such notices are to be addressed by giving the other parties notice in the manner herein set forth.

     19. Costs and Expenses. Each party shall bear its own costs and expenses in connection with the execution and delivery of this Agreement.

     20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed as an original, all of which together shall constitute one and the same instrument.

     21. Publicity.

     a. INDIVIDUAL agrees that for a period of one (1) year from the EFFECTIVE DATE, he will not initiate contact with the press regarding MERCURY, and that INDIVIDUAL agrees that any response to press inquiries concerning his termination and severance of employment from MERCURY will not be responded to.

     b. MERCURY agrees that for a period of one (1) year from the EFFECTIVE DATE, MERCURY will not initiate contact with the press regarding INDIVIDUAL, and that MERCURY agrees that any response to press inquiries concerning INDIVIDUAL will not be responded to.

     c. MERCURY agrees that for a period of one (1) year from the date hereof, that MERCURY, upon receiving any requests for information regarding INDIVIDUAL and/or INDIVIDUAL’s employment with MERCURY from any third party, that MERCURY will only, in accordance with MERCURY company policy, confirm or acknowledge that SCHLAX was an employee of the Company, the tenure of SCHLAX’s employment with the Company, positions held while employed with the Company and SCHLAX’s salary while employed by the Company. The Company will not respond to any other types of inquiries.

     d. The provisions of this Paragraph 21 shall be continuing and shall survive the execution of this Agreement.

     22. ADEA Waiver. INDIVIDUAL ACKNOWLEDGES THAT HE IS ENTITLED TO HAVE TWENTY ONE (21) DAYS FROM RECEIPT OF THIS AGREEMENT TO CONSIDER THE ADEA WAIVER AND SEVEN (7) DAYS FROM THE DATE OF EXECUTION OF THIS AGREEMENT TO REVOKE THE ADEA WAIVER. THIS AGREEMENT SHALL BECOME EFFECTIVE AS OF THE DATE OF EXECUTION, EXCEPT FOR THE ADEA WAIVER IN PARAGRAPH 8 WHICH SHALL BECOME FULLY EFFECTIVE EIGHT (8) DAYS AFTER INDIVIDUAL SIGNS THIS AGREEMENT. INDIVIDUAL ACKNOWLEDGES AND UNDERSTANDS THAT DURING THE SEVEN (7) DAY PERIOD AFTER HIS EXECUTION, INDIVIDUAL MAY REVOKE INDIVIDUAL’S CONSENT TO THE ADEA WAIVER, IN WHICH CASE, INDIVIDUAL’S TERMINATION SHALL NOT BE EFFECTED THEREBY, AND THIS AGREEMENT SHALL REMAIN IN EFFECT, EXCEPT THAT COMPANY’S PAYMENT OBLIGATION AS SET FORTH IN PARAGRAPH 2 SHALL BE AUTOMATICALLY MODIFIED AS OF THE DATE OF SUCH REVOCATION OF THE ADEA WAIVER SO AS TO IMMEDIATELY TERMINATE ANY OBLIGATION OF COMPANY FOR THE SEVERANCE PAYMENT PROVIDED FOR IN PARAGRAPH 2(a), 2(b) and 2(c).

     23. Restrictions on Trading of MERCURY Common Stock. INDIVIDUAL acknowledges that he shall remain subject to, and shall act in accordance with, the Company’s Insider Trading Policy Statement, including without limitation, fully complying with any and all restrictions on trading in the Company’s securities contained therein or enacted or imposed by the Company in accordance therewith for a period of three months from the Effective Date, and shall continue to comply with Section 16 of the Securities Exchange Act of 1934 for the period of time required by law.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed on the date or dates indicated below.

     INDIVIDUAL

Dated: January 17, 2005	By:	/s/ Robert Schlax
Robert Schlax

     MERCURY AIR GROUP, INC.

Dated: January 17, 2005	By:	/s/ Joseph A. Czyzk
Joseph A. Czyzyk
CEO